FY 2009 Q3 Earnings Release Conference Call Transcript
March 18, 2009

This transcript is provided by NIKE, Inc. only for reference purposes.  Information presented was current only as of the date of the conference call, and may have subsequently changed materially.  NIKE, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION

Operator:

Good afternoon everyone. Welcome to NIKE's fiscal 2009 third quarter conference call. For those who need to reference today's press release, you will find it at www.nikebiz.com.

Leading today's call is Pamela Catlett, Vice President, Investor Relations. Before I turn the call over to Ms. Catlett, let me remind you that participants of this call will make forward-looking statements based on current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially.

These risks and uncertainties are detailed in the reports filed with the SEC, including Forms 8-K, 10-K and 10-Q. Some forward-looking statements concern future orders that are not necessarily indicative of changes in total revenues for subsequent periods due to mix of futures and at-once orders, exchange rate fluctuations, order cancellations, and discounts which may vary significantly from quarter to quarter.

In addition, it is important to remember a significant portion of NIKE, Inc.'s business including equipment. Most of NIKE Retail, NIKE Golf, Cole Haan, Converse, Hurley and Umbro are not included in these futures numbers.

Finally, participants may discuss non-GAAP financial measures. The presentation of comparable GAAP measures and quantitative reconciliations are found at NIKE's website. This call might also include discussion of non-public financial and statistical information, which is also publicly available on that site, www.nikebiz.com.

Now I would like to turn the call over to Pamela Catlett, Vice President, Investor Relations.

Pamela Catlett:

Thank you everyone for joining us today to discuss NIKE's fiscal 2009 third quarter results. As the operator indicated, participants on today's call may discuss non-GAAP financial measures. You will find the appropriate reconciliations in our press release, which was issued about an hour ago, and at our website, nikebiz.com.

Joining us on today's call will be NIKE, Inc. CEO and President, Mark Parker, followed by Charlie Denson, President of the NIKE brand. And finally you will hear from our Chief Financial Officer, Don Blair, who will give you an in-depth review of our financial results. Following their prepared remarks, we will take your questions.

I will now turn the call over to NIKE, Inc. President and CEO, Mark Parker.

Mark Parker:

Good afternoon everybody. I see our third quarter as a snapshot of how to deliver value in a volatile economy. Today's results have a lot of parts, but underlying all of them are excellent operating results, driven by healthy revenue growth, share gains for the NIKE brand and flexible and prudent business management.

In tough times having strong brands and sound business principles is just the beginning. We have had the same simple and powerful strategy for years. Stay close to the consumer, drive innovation into the marketplace, operate with excellence, and manage with financial discipline.

Q3 proves that NIKE can be opportunistic in the short-term and position the Company to deliver consistent, long-term value to shareholders.

I feel very good about our performance and our potential. It is good to be in the business of sports, especially now when core values and passions gain so much importance. And because we are the leader and the innovator in the business, we're positioned to catalyze and expand growth.

It is not enough to be a legacy player in today's global economy. A company's history is not nearly as important as its potential. There is a new premium being defined and it is based on trust, authenticity, innovation and a deep connection with the consumer. These are the things that people value and the things that NIKE delivers consistently.

Q3 illustrates more than our performance over the last three months, it shows how we've managed the business and executed our growth strategy over the last three years. We consistently leverage our portfolio to grow the market. We gain share, outperform the industry, and position ourselves for long-term growth.

A big part of that strategy is aimed at being a better, more responsive organization. You have all asked yourself the question, can NIKE really cut costs and still deliver growth?

Last quarter I told you we would take a flat plus approach to expenses. We did better than that. We pushed down hard on headcount, travel and meeting costs and tightened overall SG&A. And we are seeing the results of that discipline. But it is not just about cutting costs, if that is all you're doing, that is nothing more than business as usual, and that won't win the day in this environment. We're more ambitious than that.

So we are streamlining and realigning the entire organization on a global scale to target growth and effectively manage expenses at the same time. We're making some tough decisions, like a planned reduction in staff and moving to consolidate our manufacturing base. They are tough decisions and they are smart decisions that will better position the Company for sustained growth. As a result, we expect to incur a restructuring charge of $175 million to $225 million, with the majority of that charge occurring in Q4.

If you're wondering. does that mean NIKE is cutting back on innovation? I will be perfectly clear, and that is absolutely not. We're not backing off. In fact, we are accelerating our innovation agenda. When we invested in innovation to help athletes in Beijing we knew those ideas would translate to consumers all over the world, and they have.

I have seen very clearly how our category offense builds strong businesses. Our brand and products innovations are huge competitive advantages and absolutely essential to our success. We are going to continue to leverage them to raise the bar for ourselves and for the industry.

I want to be clear that innovation isn't limited to the NIKE brand. It is the organizing principle for the entire NIKE, Inc. portfolio. It drives product creation. It defines how we manage every brand and how we connect with consumers. We use innovation to build brand equity and integrity. That brings strength to each individual brand, but even more important, it builds flexibility and diversity into the portfolio.

That means we can reach consumers in multiple markets across cultures and up and down price points. That is really valuable in an economy like we have today.

We take the same smart and aggressive approach with every brand in the NIKE portfolio as well. For the quarter Converse leads the way, growing 33%, including strong momentum in our ONE Star product. Hurley continues to outperform the competition and pick up share in a tough action sports market. Cole Haan and NIKE Golf are feeling the downward turn more acutely as consumers reduce their discretionary spending on luxury products.

The diversity and flexibility of our portfolio allows NIKE, Inc. to remain on the offense in a variety of circumstances. And it allows each brand to be opportunistic in its own field of play.

The same potential exists for Umbro. We're making good progress on the brand, the product and on operations. In ten days a new Umbro will make its debut with the launch of England's redesigned national team kit. It is one of the most valuable and visible assets in the entire world of sport. And this 85-year-old brand is injecting it with a whole new level of drama and innovation. Really just a taste of what is to come.

Has the business turned the corner? Not yet. Umbro is going to require more work and time to optimize its potential. And while we continue to view Umbro as a vehicle for long-term growth within the NIKE portfolio, we have concluded that the value of the Company's investment in Umbro has declined.

As a result, in the third quarter we have taken an after-tax impairment charge of $241 million to reduce the carrying value of the Umbro assets on our books. Don will take you through the details in a few minutes.

On balance I continue to see Umbro as a rich source of innovation and authenticity for football around the world, and a solid growth asset in the NIKE portfolio.

By aggressively managing every NIKE business, we're able to leverage our strengths and go after growth in spite of that macroeconomy. In other words, we see rich opportunities that NIKE can pursue while the economy rebuilds itself. We don't have to wait until after the recovery.

That requires an aggressive and holistic approach to marketplace management. For NIKE that means driving innovative product into the market more quickly, leveraging our brand strength, and delivering premium experiences to consumers wherever they touch the brand, in store and online.

We remain committed to elevating and scaling our direct-to-customer business. We continue to work with our wholesale partners to further differentiate our portfolio of brands across our key accounts and around the world.

It is more important than ever for NIKE to stay true to its values and to leverage its competitive advantages. And we have a lot of advantages, innovative product, deep consumer connections, brand strength, financial discipline, and a united and deeply competitive management team.

We are incredibly focused on managing the business. Q3 shows that the action we take to edit the business can amplify opportunity. In other words, we are able to build a better company, drive efficiency and cost savings into the business, and reinvest in clear and present opportunities, whether it is in product innovations, sports marketing, demand creation or at retail.

These are the things that put us in a position to accelerate our strategic vision, rather than having to reinvent it. And I see that as an enviable position.

Now here is Charlie to give you more depth on the NIKE brand.

Charlie Denson:

Good afternoon everybody. The bottom line is the strength of the NIKE brand has never been more obvious or more valuable. As Mark said, we are on the offense when it comes to leveraging that strength. Q3 shows that when consumer confidence dips, trust in authentic brands rise. And that is a solid foundation for growing the business in a skittish economy.

Looking at our results on a constant dollar basis the NIKE brand generated revenue of $3.8 billion, up 2%. Global Footwear was up 6% to a new Q3 revenue record of $2.6 billion, with revenue gains in the US, China, Japan and the UK. Global Apparel was down 4%. More about that in a minute.

Year-to-date revenues are up in every region and across nearly every category, led by revenue and marketshare gains in running, basketball, and sportswear. And by the way, when we said there was potential for NIKE in action sports, it showed itself in Q3. NIKE SB is now number one in core skate shops, and NIKE 6.0 was the fastest-growing footwear brand in the action sports base.

I want to expand on something Mark mentioned about accelerating our innovation agenda. At the top of that agenda is product. For the current season, spring '09, it is the first time we have taken product that was created completely inside the new category offense and delivered to the consumer. And consumers are responding. Basketball and running, two of our largest global categories, are leading the way.

Let's go to basketball first. There's a lot of energy in this category right now. It is hard to believe that just two years ago people were saying the business had peaked. But we looked at it differently. We knew that the Gold Medal Game in Beijing was an opportunity to use as a catalyst to re-energize basketball. And that is what has happened.

I really like where our basketball business is right now. First, we have really strong product in the market and more on the way. The Kobe IV Low-Top, the Jordan True Flight, the AJF6 are all performing extremely well.

Second, we have identified -- we are identified with the best players in the game. Guys like Kobe, LeBron, Carmelo, Chris Paul and Dwayne Wade are all leading the new game, wearing NIKE, Jordan and Converse.

Third, we are seeing consumers respond to an improved consumer experience at retail. We are seeing it very dramatically at the House of Hoops stores, where revenue increased double-digits in all three locations. And all of this contributed to NIKE basketball being up double-digits, led by the Jordan brand.

Looking forward, we are seeing double-digit futures growth in both NIKE basketball as well as Brand Jordan. Basketball is back in a big way. March Madness starts tomorrow with 52 teams in NIKE. That is the most ever. There's no doubt that the basketball silhouette is reasserting its dominance. And with a 80% share and our brands aligned like they are, we are ideally positioned to leverage that energy.

The running category continues to be a source of pure performance for the serious runner. For example, our biggest performance running franchise, the Air Pegasus 25 is a great effort, combining performance and sustainability. And the Vomero+, which is now the number one selling shoe at running specialty shops here in the US. Basketball and running are great examples of doing what we do best, and that is master the science of sport, and create energy around design and performance. We did the same thing in Beijing. Some of you have asked me, NIKE invested a lot of time and money in creating product for the Olympics. But do you really get out of it?

Here's two quick examples, Flywire technology, which is migrating across categories, brands and product types, as well as lightweight design. The best example being the Hyperdunk, still one of the hottest selling basketball shoes in the game.

As Mark said, we are seeing our Beijing innovations resonate throughout our entire product line. The Olympics have always been a great stage to innovate, and our Spring '09 product line proves it. And yet the best is still to come.

I said I would touch on Apparel, where we are seeing focus and improvement. Again, we're mastering the science of performance. Our Pro Combat product is a great example. It is fundamentally changing the role of base layer apparel. You are going to see Pro Combat on some of the best college basketball teams this tournament season. You will see a lot more of it going forward as Pro Combat moves into soccer and football. It is going to give athletes a competitive edge in the games that they play. And it is going to give NIKE that same advantage in the marketplace.

As I said, we are also able to create energy around great design. The Eugene Track Jacket has generated a lot of buzz in the world of sports culture, with its iconic V for Victory design. The fact that it is popping up on marquee athletes like Rafael Nadal, Roger Federer, and Cristiano Ronaldo, proves its cross category appeal. It is a great example of delivering the youthful and competitive energy of sports through apparel.

We talked a lot about how we edit the business to amplify our growth. That is something we are also doing on the product front, reducing the total number of SKUs to really focus on the most innovative and high potential concepts across Footwear, Apparel and Equipment.

I am very pleased with the progress we're making here, especially in Apparel. Even though sales are challenging, we're doing a good job managing down inventories and elevating design to grow a healthier Apparel business. We're driving this excellence and clarity across the entire product creation process, all the way through to the retail floor.

I think when we look back at this time in NIKE's history, we will see it as a period of great change. The NIKE brand and consumers are moving into a new world and a new relationship. The value equation transcends just price. We are seeing the rise of new expectations based on quality, performance and sustainability in products. And we are seeing consumers gravitate towards authentic brands that work hard to earn their trust and keep it.

We are also building a better and more responsive organization. As Mark said, cost-cutting in today's environment is just business as usual. We're aiming a lot higher. We're using our category offense as a dominant lens to review and refine 100% of the NIKE brand's operations worldwide. We are still a growth company, and we are positioning ourselves to be more competitive than ever.

When we're done we will have a simpler, global organization, fewer layers, faster decision-making, and a much more effective go to market process. We will be able to get much closer to the consumer and to the market at every turn.

So the moral of the story for Q3 is brand strength is a powerful asset in turbulent times. The brand agility will be our competitive advantage for the long term. We will be ready. Here is Don to take you through the numbers.

Don Blair:

Today's environment challenges every company to adapt quickly to maintain profitability and preserve capital. Some companies also have the opportunity to increase competitive separation and create long-term value. We're convinced that for NIKE the current environment represents both a challenge and an opportunity.

To meet the challenge we're maintaining our financial discipline and making the difficult decisions to maintain profitability and position NIKE for sustainable, long-term growth. To realize the opportunity, we're sharpening our focus on our consumers, delivering innovation to the marketplace, and raising the bar on operating excellence. I believe that our third quarter results begin to demonstrate our ability to both meet the challenge and realize the opportunity.

Reported third quarter revenues declined 2% to $4.4 billion, but currency neutral revenue increased 2%. Excluding currency changes, NIKE brand revenues grew 2%, while revenues for our other businesses, which include Converse, Cole Haan, Hurley, NIKE Golf and Umbro, grew 3%. In a tough retail environment, our products outperformed the market on both sell-in and sell-through, as consumers moved to the leading brands and we gained marketshare.

Third quarter diluted earnings per share declined 46% to $0.50. But included in our results is a $241 million after-tax non-cash charge for impairment of the assets of Umbro, which reduced Q3 diluted earnings per share by $0.49. Excluding the impairment charge, diluted earnings per share would have increased 8% to $0.99.

Although we expect Umbro's financial performance for fiscal 2009 to be slightly better than previous guidance, projected future cash flows have fallen below the levels we expected at the time of the acquisition. This erosion is a result of both the unprecedented decline in global consumer markets, particularly in the UK, and our decision to adjust the level of investment in the business.

In addition, financial market volatility has reduced both the estimated present value of those future cash flows and the market value of comparable businesses. While we continue to view Umbro as a vehicle for long-term growth within the NIKE portfolio, we have concluded that the value of the Company's investment in Umbro has declined.

On a currency neutral basis NIKE brand footwear and apparel futures orders scheduled for delivery from March through July 2009 declined 2%. Futures were lower in comparison to a prior year that included orders related to the Beijing Olympics and the European Football Championships. They also reflect the impact of the difficult consumer environment. Real dollar futures for the period declined approximately 10%, as the US dollar has strengthened significantly against most world currencies.

Gross margin for the third quarter declined 120 basis points to 43.9%. Currency hedging delivered benefits in the quarter, but that upside was more than offset by higher product costs, discounts and obsolescence reserves. Lower margins in our Other businesses also contributed to the gross margin decline.

SG&A for the quarter decreased 4% versus the prior year. Excluding FX effects, demand creation, operating expenses, and total SG&A each grew about 1%. This rapid deceleration of spending reflected our actions to refocus resources and reduce spending.

Net interest expense in the third quarter was $3 million compared to $19 million of net interest income last year. The change was primarily due to lower interest rates on investments.

Consistent with previous quarters, other income for Q3 was comprised largely of gains and losses on currency hedges. The net impact of hedge gains and losses, and the translation of foreign currency profits from our International units increased year-over-year pretax income by $25 million for the quarter and $120 million year-to-date.

Our effective tax rate for the quarter was negative 3.6%, driven by the tax benefit on the impairment charge. Excluding this factor, the effective tax rate would have been 23.9%, reflecting increased profit from operations outside the US, and resolution of open audit items. Our current estimate for the fourth quarter tax rate is about 29%.

Our balance sheet remained robust as of the end of Q3, as cash and short-term investments totaled $2.6 billion, or about $5.34 per diluted share. Net of outstanding debt of $800 million, that equates to nearly $3.69 per share.

Our return on invested capital for the twelve months ended February 28, 2009 was 20.4%, 3.9 points below the previous year, driven largely by the impairment charge. Excluding the impact of the impairment charge, return on invested capital would have been 23.2%.

Our business model is exceptionally capital efficient. Since we don't have large investments in fixed manufacturing and retail assets, managing working capital is the key to driving cash flows and ROIC. We're particularly focused on managing the components of working capital in this macroeconomic environment.

For the first nine months of fiscal '09 free cash flow from operations was below prior year levels, driven largely by higher investments in working capital.

Accounts receivable at the end of Q3 were 4% higher than the prior year. When compared to our strong collection performance over the last few years this has reduced cash flow. Tough economic conditions are placing increasing pressure on retailers and licensees.

Actual losses have been fairly minimal thus far. But we will continue to focus on strict enforcement of payment terms and proactive collection efforts to conserve capital and minimize loss exposure.

At the end of the quarter inventories were 3% higher than the prior year quarter and relatively healthy overall. NIKE brand footwear accounted for the majority of the increase, partially as a result of early factory deliveries.

NIKE brand apparel inventories declined year-over-year due to our strong focus on clearing excess inventory and tightening our buys. On a net basis, inventory growth did not have a material impact on year-over-year cash flow.

We don't often talk about payables, but shifts in these accounts can also affect our cash flows. As we have reduced inventory purchases and SG&A spending, our payables have declined, reducing free cash flow from operations. As we begin to anniversary these lower spending levels, the impact of lower payables on cash flow should ease.

So now let's take a look at results in our operating units, starting with the US. Revenue in the region increased 3% in the quarter, a remarkable performance. Sales to nine of our top 10 accounts increased, while one was essentially flat.

Revenues at NIKE-owned retail stores grew 2% for the quarter, reflecting growth in e-commerce and new store openings. For the quarter comp store sales for NIKE-owned in-line stores declined 28%, driven largely by lower traffic. Factory store comps were down 3%.

US Footwear revenue grew 8%, and we continue to significantly outperform the competition. Driven by the product innovation Charlie highlighted, NIKE and Jordan brand footwear together have gained 2.4 points of market share in the US over the twelve months through January. And the NIKE brand is now over three times the size of our closest competitor. Incidentally, Converse also gained 0.9 of a point over the same period.

US Apparel revenue declined 9%, as growth in running and Jordan was more than offset by lower sales in most other categories. While we certainly aren't satisfied with lower revenues, we have made significant progress streamlining and elevating our product line and reducing inventory. In addition, over the last 12 months we have gained share in a tough market.

Overall futures for the US region fell about 1% as growth in footwear was offset by lower orders for Apparel. Pretax income in the US rose 2% as the impact of revenue growth and lower SG&A was partially offset by higher sales discounts.

In our European region, which includes the Middle East and Africa, third quarter revenues declined 14%, with 10 points of the decline due to currency changes. Excluding the impact of currency, Footwear revenues were down slightly and Apparel revenues declined 7%.

Although revenues declined, we continue to outperform the market here as well, as both our Footwear and Apparel shares increased in the largest five countries of Western Europe.

European futures for the next five months fell 9% on a currency neutral basis. This drop was primarily driven by lower Apparel futures, reflecting weaker market conditions, and the comparison to strong orders in advance of last year's European Championships.

Pretax income for Europe declined 18%, reflecting lower revenues, investments in demand creation and retail, and weaker European currencies.

The Asia region delivered solid third quarter revenue growth of 8%, including 1 point of growth from currency. On a currency neutral basis, revenues for every product type grew, as did most countries in the region. As expected, third quarter revenue growth in China moderated to about 10% versus over 50% growth in the prior year quarter. Revenues in Japan declined slightly 2%.

For the quarter pretax income for the Asia region grew 11%, driven by revenue growth and lower demand creation spending.

The Americas region continued to deliver excellent operating results in Q3, although weaker currencies in the region dampened reported results. On a currency neutral basis revenues in the region grew 15%, as both Footwear and Apparel, and each of the Latin American countries grew double-digits. For the quarter reported revenues declined 5%, and pretax income declined 22%.

Third quarter revenues from the businesses reported as Other increased 1% to $592 million. For the quarter these businesses reported a pretax loss of $344 million, driven primarily by the impairment charge at Umbro.

Among the continuing businesses in the group, Converse, Cole Haan, Hurley and NIKE Golf, strong growth at Converse was offset by declines at Cole Haan and Golf. Overall these businesses delivered 5% revenue growth on a currency neutral basis, but reported pretax income fell 21%.

Excluding the impairment charge, losses at Umbro were smaller than expected for both Q3 and year-to-date.

As we have managed our business over the last six months, we focused on two primary financial management goals, delivering appropriate financial performance in these challenging economic times, and positioning the Company for sustainable, profitable growth over the long term. Our objective is to manage our business exceptionally well today, and to take the opportunity to strengthen our Company and improve our competitive position for tomorrow. To achieve those goals we're taking action in four key areas. Number one, we maintaining our cautious approach to planning revenues and buying inventory. Two, we're tightening our supply chain to manage downside risk, maximize profitability, and position ourselves for the future.

Three, we are streamlining our management structure to increase speed, move closer to the consumer, and free up resources for investment. And four, we are managing our capital resources carefully to preserve liquidity and flexibility.

Let me expand on each of these a bit. First, planning revenues and inventory. We're very encouraged by the strength of our brands around the world, but we're taking a cautious view of the overall market and planning revenue to be roughly flat on a currency neutral basis for the balance of fiscal 2009. Hence, we're buying inventory tightly as we work with our retailers to keep inventories healthy.

Second, we're tightening our supply chain. The reduction of worldwide demand for consumer products is already having an impact on factories and workers in the developing world. And our manufacturing partners are not immune. To maintain a healthy manufacturing base for the present and the future, we're taking proactive measures to consolidate production with our strongest, most efficient and most innovative sourcing partners.

These capacity consolidation actions will require a significant amount of operational attention over the next 18 months, and may result in some additional tooling and logistics costs. However, these steps will put us and our suppliers in the best position to navigate current challenges and position ourselves for the future.

Third, we are streamlining our management structure. We're looking at every aspect of our cost structure to ensure we're investing resources against the highest potential growth opportunities. Examples of the steps we have taken include maximizing the impact of product creation resources by editing assortments and reducing styles. Shifting demand creation investments from traditional media to higher impact digital executions. Reducing T&E and meeting expenses, and ramping up our focus on procurement.

Our performance on SG&A cost management in the third quarter illustrates the progress we're making. As we announced last month, we are also evaluating our deployment of people. To enhance consumer focus, drive innovation more quickly to market and establish a more scalable cost structure for the future, we are reducing management layers and leveraging support services across our business businesses globally. We expect to complete the majority of these changes by the end of our current fiscal year.

As we move to implement these restructuring activities, we expect to incur charges of $175 million to $225 million over the next several quarters. We anticipate the majority of these charges will occur in the fourth quarter of this fiscal year.

When fully implemented, we expect to generate annualized savings of a comparable amount, which we intend to invest behind our strategic priorities. This reinvestment will allow us to continue to support the future growth of our business, while holding SG&A flat with current levels.

Finally, we're managing our capital resources to preserve liquidity and flexibility. That begins with a sharp focus on managing working capital and making capital expenditures carefully in light of the changing market environment.

We did not repurchase our stock in the quarter. And while we believe today share price is well below the intrinsic value of our Company, we believe it is prudent to maintain liquidity given the current uncertainty in the financial markets.

These actions will be the key drivers of our expected results for the fourth quarter. We expect currency neutral revenues for the fourth quarter to be roughly in line with the prior year. As we have seen with our reported futures growth, revenues that we report would be less at current exchange rates. These revenue growth expectations reflect comparisons to reported mid teens revenue growth last year in advance of the Olympics and Euro Championships.

Fourth quarter gross margins will likely be well below prior year levels, driven by adverse FX rates and higher discounts and off-price sales. We expect SG&A, however, to decline at a mid teens rate, as we continue to focus on reducing expenses and anniversary the heavy demand creation investments in last year's fourth quarter.

As we move into the first half of fiscal 2010 we will face some very challenging comparisons to the double-digit growth we delivered in the first half of fiscal '09, as well as the adverse impact of the stronger dollar. As a result, we expect reported revenues for the first two quarters of fiscal 2010 will most likely be below prior year levels.

It is difficult to make hard predictions, but we hope to see a return to top line growth in the second half of our fiscal year, as industry conditions improve and our prior year comparisons get a bit easier.

While we maintain a cautious view on the market and the revenue outlook, we will continue to work the levers of our P&L to deliver appropriate financial performance for this environment, while positioning the Company for long-term growth. That means managing our supply chain to maximize gross margins, tightening expenses, and continuing to improve the tax efficiency of our International operations.

Without question, we are in unprecedented times. We remain prudently cautious, but no less confident in the long-term growth prospects for our industry and our Company.

Our business is driven by sports. And sports continue to grow and evolve, creating inspiration for consumers and opportunities for our brands, even in tough times. We have confidence in our market sector and in our ability to outperform that market by focusing on what we do best, deepening our consumer connection, driving innovation, strengthening our brands, and proactively managing our business to create value for our shareholders.

With that, we will open it up to answer your questions.

QUESTION AND ANSWER SECTION

Operator: (Operator Instructions). Robert Drbul, Barclays Capital.

<Q – Robert Drbul>: A couple of questions. First, on the SG&A, Don, can you give us the breakdown -- I'm not sure if you did on this quarter's demand creation dollars versus overhead?

<A – Don Blair>: What I did say is the growth rate for both demand creation and operating overhead, they were both up 1% in constant dollars, and they were both down low to mid single digit in reported dollars. So overall we're down 4% for total SG&A.

<Q – Robert Drbul>: Some questions on the International business. Can you guys elaborate a little bit more on the European trends, the United Kingdom, Russia? And could you give us a more color on China as well in terms of the business there?

<A – Charlie Denson>: This is Charlie. Yes, let's just start with Europe. So Europe, challenging environment. The most challenging markets are Spain or Iberia, Italy and France. UK, we're holding our own. It is a tough marketplace, as we all know, but the overall year-on-year business comparisons are relatively flat. And then actually we are seeing some nice growth right now in Germany. And we feel good about the brand's position going through and looking at Germany.

We are gaining share, we feel, and we are as Don and I both pointed out, anniversaring some pretty big numbers in Europe last year as we started to ramp up towards the European Championship.

In China, again, a little bit of softness coming out of the holiday period. I think everybody has talked about that and everybody is pretty much up to speed. Starting to anniversary some of the significant ramp up for Beijing. I think we have talked about that as we have -- over the last quarter or two.

That being said, I think our brand strength continues to be very strong. We have a very good position in that marketplace competitively speaking with regards to the brand strength. And we feel really good about that. As we sort through, I think, some of the overhang from Beijing, we're very optimistic as we look at China as a growth vehicle going forward.

<Q – Robert Drbul>: Then just one more question is, when you look at oil and where you are, when we start to see a benefit from the lower sourcing costs in the business?

<A – Mark Parker>: I think you'll probably start to see that more significantly as we move into fiscal '10. You may recall that when oil was spiking in the spring and the early summer of 2008, we're not seeing significant flow-through impact. We talked about the delay at that point in our ability to negotiate with factories when the oil price came down. We're going to see the benefit a little more slowly as well. But we do definitely see improvements in oil prices coming in to our fall and holiday seasons.

Operator: Omar Saad, Credit Suisse.

<Q – Omar Saad>:  I am hoping you could talk a little bit more about the restructuring you alluded to on the call, Mark. And how it fits in with your prior realignment you have announced with respect to focusing more on sport categories. If you could help give us maybe a little bit more color on how you're thinking about proceeding with that prospect.

<A – Mark Parker>: First of all, a lot of this work that we have started with the restructuring goes back to 2007, as you mentioned, with our focus on elevating the category dimension in the organization, trying to make NIKE more consumer connected, more competitive in each of the segments of our business. This work that we're in the middle of right now is really following the same line of thinking.

First of all, you have to recognize that our success and our potential is based primarily on our ability to build our brand strength, innovative, compelling products and experiences, really connecting more deeply with consumers. And the work we're doing to reengineer the Company is focused on doing all those things better.

So that is really the driving force behind all this. So it is creating a more responsive, more effective, more competitive, and again a more consumer focused organization.

So as we like to say, and it is absolutely the case, it is not just about cutting costs. And as we all know, this is a period of time where it is not business as usual. So it is about adapting and changing and evolving to be a better company.

And I think personally to allow the great talent we have here, the passion and the competitive drive of the people here at NIKE to really realize its greatest potential. So we're doing some things to streamline the organization, flatten the organization and de-layer, in some cases minimize any redundancy in positions. And really make NIKE a faster, more nimble, more efficient Company overall. That really falls very much in line with the work that we started in bringing more focus to the category dimension of the business.

<Q – Omar Saad>:  So, Don, you mentioned the retooling and the supply chain, and that process could last over 18 months. But a lot of the expense is going to be running through the P&L in the next quarter. Did I understand that correctly?

<A – Don Blair>: Actually, if you think about what we're doing on the factory basis, the impact in terms of charges is going to be minimal. The cost, if any, will really be in terms of how it flows through our logistics costs and margins.

At this point we're working very hard with our sourcing partners to make this an orderly transition. And we have planned this very carefully, but one of the things that happens when you work through a process like this is that there will be some uncertainty involved.

But we are very confident we have done the planning properly. And we're hopeful that we're going to be able to make this minimally impactful with the business. But this is not going to be an upfront charge issue. This is something that, if it does happen, it would flow through margins.

<Q – Omar Saad>:  Mark and Charlie, I wanted to ask you about the concept of -- this concept that we might have been in a sports bubble the last 10 years. That people were so crazy about sports and corporations were chasing dollars after being -- to be involved in sports. And landmark multibillion dollar stadiums were being put up. And huge athlete contracts to play professional sports. Now you're seeing stadiums with unsold seats. New stadiums that can't sell the seats, and NBA franchises that are running into liquidity issues.

Do you think -- how do you think about in this kind of new paradigm that we're in, the role that sports plays in society. And how does it impact you from a cost and marketing perspective, and then from a demand side? Do you see there being an impact at the consumer level in how people view sports?

<A – Mark Parker>: First of all, I think we remain very bullish on the power of sports and its role in the economy, the interest of sports from a consumer standpoint. Some of the assets that are in and around the world of sports might be changing or resetting in terms of value in some cases. But overall the robust and interest in sports and the commercial opportunities around it, we are as bullish about that now as we have been, setting aside the recession that we're in right now.

But looking at just sports itself and its popularity and the consumer interest, and the participation levels, we see that not is dwindling at all. If anything, we are seeing more of an appetite for what we're doing. We're not seeing dramatic decreases in average selling prices in our product. We're not seeing any real falloff in terms of the opportunities we see in front of us.

I wouldn't say there has been a dramatic shift of late. If anything, I think the interest in sports is strong and healthy. But again, I think you might be seeing some of the assets in and around sports properties, event sponsorships and that sort of thing, some of that value being reset in these times.

<A – Charlie Denson>: I would just jump in on a couple of things. It is an interesting idea, sports bubble, that you mentioned. But I think when you think -- you mentioned a couple of things. Attendance may be down in some cases, but I think viewership is actually up. I think that is something that you have to think about a little bit.

You talk about traditional access to events, which has been a metric that most people use versus really what may be a new access is, which is more like immersion. We are seeing kids online for anywhere from 20 minutes to two to three hours as they immerse themselves in the new access points to sports, whether it is through the athletes, through communities that are talking about it. And it is 24 hours a day. That has changed incredibly.

I think the other thing that you think about too is the traditional sports, the stick and ball sports versus the new action sports, and the different communities and environments that are being created around some of these. And some of things that we have talked about as we build our brand in some of these new areas.

For us it is all about a focused effort around each one of these sports and their communities. I think we have talked a lot about that consumer experience and how we continue to build the brand and reinvent the brand, connecting with these kids.

I think the bubble may not be as much a bubble. Maybe if you are in the old and not transitioning to the new, you may feel like you are in a bubble and it is about ready to burst. But if you are part of the new, it is really almost an infinite landscape from which to engage with the consumer in new and energetic ways.

<Q – Omar Saad>:  Thank you. Congrats on a great quarter and tough environment.

Operator: Robbie Ohmes, Merrill Lynch.

<Q – Robbie Ohmes>: Actually a couple of quick questions. The first, I just wanted to follow-up on Bob's question at the beginning on China. You guys have broken out China futures the last couple of quarters. I was wondering if you would do that for us today.

Also, are there any changes in your plans for store growth in China this coming quarter and into next year?

Then my second question would be on the futures window. When you look at the futures you guys put out today, the sort of three-month forward versus the six-month forward, so that when you look at the fiscal first quarter and you come up against the Olympics, is there a dramatic shift or weighting where you're down really big in futures in the forward three-month period?

If you have time for a third, I would love any quick comment on Jeanne Jackson and sort of expected changes in D-to-C, as she is heading that up. Thanks.

<A – Pamela Catlett>: I just want to make sure we have them straight. You want China --?

<Q – Robbie Ohmes>: China, just to follow-up on Bob, just the futures and store growth plans in China.

<A – Pamela Catlett>: Got it.

<Q – Robbie Ohmes>: The second question is just the futures orders, given the second half of the window of the futures is up against Beijing Olympics, is the minus 10 consistent, or is it very weighted to that second half of the window?

And then just Jeanne Jackson taking over the D-to-C business, any changes expected there?

<A – Charlie Denson>: This is Charlie. I was ready to go. Pam was just getting everything cleared up here. As far as retail expansion goes, we have slowed down a little bit in China, as you would expect, what the conditions the way they are. We still will continue to grow our retail footprint in China through our partnership door program maybe not quite at an accelerated rate as you had seen over the last 18 months. So that is where that is.

With regard to the futures window, the actual bigger number comparisons are against the first half of this reporting window on the futures piece. Because there was really a ramp up going into the fall and not necessarily all hitting in the fall futures piece -- fall holiday piece.

We did see some softness in those numbers, but we have actually seen those numbers improve as you start to move towards the holiday booking period next year. That is really where the China business sits right now, which is what gives me some optimism as we look out in the future based on our brand strength and our continued pursuit to the Chinese consumer.

<A – Mark Parker>: I will take the question on retail and Jeanne Jackson. First of all, I just want to take the opportunity to reiterate our commitment to making our direct-to-customer business a real competency that we can better leverage to create a healthy and profitable marketplace.

We're going to continue to invest prudently during these periods, but invest in the formats that will lead the market. We will stay focused on intensifying our commitment to this real critical piece of our business. So that is not wavering one bit. In fact, I think the recent appointment of Jeanne to lead our overall NIKE, Inc. direct-to-customer business is another big step in that direction. It is another big commitment that we're making to that competency for NIKE. Across the portfolio, not just within the NIKE brand. And certainly physical stores, as well as the e-commerce opportunities that we have been front of us.

I have worked with Jeanne closely on the Board. She has been on the NIKE Board for eight years. And I think very close with Jeanne, know what she -- she comes in here with a tremendous retail experience. And I think her leadership will, again, add a great deal to our commitment to that direct-to-retail -- or direct-to-consumer business. So very excited about that.

Operator: Kate McShane, Citigroup.

<Q – Kate McShane>: Just very quickly, how much of the SG&A guidance decline for the fourth quarter you gave today is being driven by a reduction in media rates, and how much is being driven by just a reduction in spend?

<A – Don Blair>: I don't have this analytically. My sense would be this is really a spend issue. Two reasons I would say that. Number one is last year we were doing a tremendous amount of marketing around the European Championships and the Olympics so you have got a fairly heavy calendar. We're also evolving away, as we talked about in the prepared remarks, from more traditional media to more online and digital. We still are on air to some degree, but that is not as big a driver as you might think.

<Q – Kate McShane>: I know this is has been asked before in many conference calls over the years, but I was wondering if you could talk about futures, and if they're becoming even less relevant as a way of assessing topline growth -- or topline future growth in the context of the environment?

I think one of your competitors recently said that they are not reporting backlog numbers any longer because of the amount of at-once that they are seeing. Can you comment on that?

<A – Mark Parker>: I would say first of all that futures are an important part of our business model, so that is something that is going to continue. I think they have always been directional indicators. I don't think you can be literal about futures growth. We certainly have a large part of our business that is not on futures. But I think that they are still a useful directional indicator, but you have to take them in the context of the broader business. And that is why we give you some pretty good indication of where we think the trends are going. That is why we continue to report them.

Operator: Jim Duffy, Thomas Weisel.

<Q – Jim Duffy>: A couple of questions. One on SG&A and another on hedging. Don, regarding the restructuring, you often talk about the many levers that you have. I am trying to get a feel for your strategic approach to SG&A. You mentioned an objective from the restructuring to keep SG&A flat. How did you pick flat? Is that a reflection of gross margin expectations and certain operating margin targets or return on invested capital objectives? Some color there would be helpful.

<A – Don Blair>: When we started down the road of looking at where we wanted to position the Company for the future, we actually started with directional indications financially. But our main thrust was how do we position the Company to grow in the long term? How do we be faster to market? How do we drive innovation? How do we eliminate layers?

So while we put a set of financial guard rails around the process, our main focus was making sure that we were in the right place for the long haul. Because we're very confident in our long-term business prospects, and this was an opportunity for us to put the infrastructure in place to get there.

What I would tell you is the process was bottom-up. We're designing the organization we think positions us for the future. And as Mark said, our guidance here is around flat. We're going to do what we think is the right thing for the business. The key is making sure we're deploying the resources against the highest potential opportunities, and that is what we're doing.

<Q – Jim Duffy>: Then can you provide an update on your hedge positioning? What are the other income expectations in the fourth quarter? How far out are you hedged? And are there any dynamics in the FX movements where you're feeling particularly exposed?

<A – Don Blair>: One of the things that I expect the pattern for the fourth quarter is going to be the same as what we have seen for the last couple quarters. Which is the nature of our hedge program when you have a strengthening dollar situation, we're going to see weaker translation of international profits. We're going to get an offset back in the other income and expense line. Whenever you have that sort of pattern on the currencies, you are going to see other income and expense perform as it did in the third quarter.

Our hedge positions are actually out into fiscal '10. We have some positions out into fiscal '11, you know, that were put on some time ago. It is obviously a very complex portfolio of hedges. But as you can see from results in the third quarter, as well as the year-to-date, it has been very effective for us.

Operator: Chris Svezia, Susquehanna Financial Group.

<Q – Chris Svezia>: I guess a first question here is just on the futures. Just to be clear, I think you had mentioned the Footwear piece of the futures was stronger than the Apparel. Secondly, maybe you can just talk a little bit about ASP trends in the overall orderbook globally.

<A – Don Blair>: Actually, I don't have that one just to hand. So I'm just going to look that one up here, but generally we have seen improving ASPs.

<Q – Chris Svezia>: Is it fair to say that generally speaking your ASPs continue to see some level of improvement in the orderbook?

<A – Don Blair>: I'm sorry. Say again?

<Q – Chris Svezia>: Are you saying that you continue to see some level of ASP improvement in the overall orderbook, a continuing trend of what you had been seeing in the past?

<A – Don Blair>: What we have been seeing over last couple of quarters is the impact of some price increases that we took over the last year or so. So those have had a beneficial impact on ASPs. We are now starting to anniversary that, so we have seen increases going forward. I think we're going to see more stability in the ASPs.

<Q – Chris Svezia>: That's helpful. Then I guess maybe if you can just talk about on the US futures position; it is declining sequentially. I guess I was kind of curious. Is that just because of retailers maybe just working down inventory levels, being more cautious as they went through January and closed out their fiscal year?

Because it seems like we are seeing -- at least, we are seeing very significant growth in your Footwear business in the US, as we have gone through February. I was just wondering if maybe you could just talk about your thoughts as we go through the quarter in terms of what might unfold on the Footwear piece of your business in the US, relative to what you're seeing in the futures?

<A – Charlie Denson>: This is Charlie. Right now most of the retailers close their fiscal year ends out either calendar year or January. And so some of that softness that you mentioned is correct. I think at retail our sell-throughs continue to be very strong. And we felt great about our performance in February. And right now I'm certainly not going to sit in the position where I'm going to start predicting the future in these conditions.

So with that, we're very -- we feel very good about our brand strength. We do seem to always be somewhat of a safe haven in turbulent times. And that seems to be playing out in the early parts of calendar year '09.

<Q – Chris Svezia>: That's helpful. Then last question, real quickly. It is just when you look to US and European markets, you have a very fluid operating structure in terms of bringing product to market. And then if necessary moving product and moving inventory through your outlet business.

As you look to China, I am just kind of curious, given what is going on there and kind of trying to move and flow inventory, can you just talk about the opportunities to maybe improve how you are operating and moving product in China? I believe you are opening up a new facility sometime in the next year or so to improve fulfillment. So it looks like there's an opportunity. So I was wondering if you could just talk a little bit about that.

<A – Charlie Denson>: As that business matures and goes into its next phase of growth, we have announced a new distribution center which will, to your point, aid us in managing the business and the fulfilling demand at the appropriate level in a timely fashion.

And we are also building an outlet program, a factory store outlet program in China as well. I think we are -- we have some stores in place today. I'm not prepared to go into the specific members. We also have some partners with stores. And so we're building that circulatory system that has given us the ability to manage the brand in mature markets like the United States and Western Europe. And putting ourselves in the same position in that marketplace we call China, which is still going to be one of the fastest-growing markets for us over the next -- certainly the next couple of years.

<A – Pamela Catlett>: We have time for one more question.

Operator: Michelle Tan, Goldman Sachs.

<Q – Michelle Tan>: First on the SG&A side, just to clarify, the goal of flat applies to fiscal 2010?

<A – Don Blair>: That's right.

<Q – Michelle Tan>: Then can you elaborate little bit on some of the opportunities, the bigger buckets that the environment is creating that you're looking to reinvest some of those savings towards, in just big picture?

<A – Charlie Denson>: We still believe that there are tremendous opportunities for us in a lot of our International markets. We're obviously going to be mindful of the environment that is there, but building our brands and our businesses in places like China, that is a long-term play. That is a place where we are going to continue to be aggressive.

We talked about developing our action sports business. Charlie talked about success we've had so far. We think there's a lot of additional opportunity there.

We have really consistently talked about how we build more compelling marketplaces, an integrated offense of owned retail and partner retail. We're going to continue to invest in places like that.

So the investment portfolio is a lot of the areas we have been talking to you about for the last couple of the years. As Mark said, this is an opportunity for us to accelerate execution of our strategies, not to reinvent them.

But we are being very mindful of the current environment and making sure that we bring the resources where we think they can do the most good in today's world.

<A – Mark Parker>: I will just add, we are looking at being yet more surgical in terms of product/category-based opportunities as well, and as we like to stay, staying on the offense. So we're very keenly aware of where some of the upside opportunities from a product and category standpoint are in the key geographies around the world.

So we're going to be taking advantage of those opportunities with some demand creation spend against that in the year ahead as well. So we're not saving our way to prosperity here. We're going to be investing where we think, as Don said, the return is the greatest.

<Q – Michelle Tan>: Understood. That is very helpful. Then on the gross margin side, any sense of the magnitude of impact of markdowns versus currency? And then does currency impact the inventory number on the balance sheet?

<A – Don Blair>: I'm sorry, Michelle, do you mind rephrasing that one for me?

<Q – Michelle Tan>: Yes, sorry, so the first question is on the gross margin expectation. Magnitude of the hit from currency versus markdowns, is one bigger than the other in the fourth quarter?

<A – Don Blair>: I think both of those will be key drivers of the margin. I can't tell you what the exact proportion is, but certainly from a currency standpoint, the hedging program we have has been very, very helpful for us over the last three or four quarters. We're going to see a little more flow-through in the fourth quarter of that dollar strength.

And, yes, it does affect the value of the inventory on the balance sheet, both in terms of when you buy it. It turns into, for example, more pesos. And then when you translate it back into dollars there's another piece of delta. That is why inventory, as we say to you, when we look at it on a unit basis and we look at it country by country and category by category, we feel very good about where our inventory is right now.

<Q – Michelle Tan>: Great. Thanks for the help, and good luck.

<A – Pamela Catlett>: Thank you. Thanks everyone for listening. And we will speak with you soon.

Operator: Thank you. Ladies and gentlemen, this concludes today's teleconference. You may disconnect your lines at this time. Thank you for your participation.